UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.   )

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☒Definitive Proxy Statement
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Advanced Photonix, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held
August 24, 2012

To the Stockholders of Advanced Photonix, Inc.:

We are pleased to invite you to attend the 2012 Annual Meeting of Stockholders (the Annual Meeting) of Advanced Photonix, Inc., which will be held at our principal office at 2925 Boardwalk, Ann Arbor, Michigan 48104, at 10:00 a.m., Eastern Time, on August 24, 2012, to consider the following matters:

(1)
The election of the six directors nominated by the Board of Directors to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified.  The persons nominated by the Board of Directors are Richard D. Kurtz, Robin F. Risser, Lance Brewer, M. Scott Farese, Donald Pastor and Stephen P. Soltwedel;

(2)	The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013; and

(3)	The transaction of such other matters as may properly be brought before the Annual Meeting or any postponements or adjournments thereof by or at the direction of the Board of Directors.

The Board of Directors has fixed the close of business on July 9, 2012 as the record date for the Annual Meeting.  Only stockholders who owned our Class A Common Stock at the close of business on July 9, 2012 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Shares of our Class A Common Stock can be voted at the Annual Meeting only if the holder is present in person or represented by proxy.

The Board of Directors is soliciting the accompanying proxy to vote at the Annual Meeting.  This year we are taking advantage of the Securities and Exchange Commission’s (SEC) “notice and access” rules that allow issuers to furnish proxy materials to stockholders via the  internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. In accordance with the SEC’s “notice and access” rules, we sent Notices of Internet Availability of Proxy Materials (the Notice) to holders of our Class A Common Stock on or about July 13, 2012. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on July 13, 2012.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or, if you requested to receive printed proxy materials, by telephone or by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Notice you received in the mail.

Thank you for your ongoing support of, and continued interest in Advanced Photonix, Inc.  We look forward to seeing you at our Annual Meeting.

By Order of the Board of Directors,

July 13, 2012	ROBIN F. RISSER
Secretary

i

2925 Boardwalk
Ann Arbor, MI 48104

PROXY STATEMENT

As more fully described in the Notice of Internet Availability of Proxy Materials (the Notice), Advanced Photonix, Inc., a Delaware corporation (the Company or API or we), on behalf of its Board of Directors (the Board), has made its proxy materials available to you on the internet in connection with the Company’s 2012 Annual Meeting of Stockholders (the Annual Meeting) and for any postponements or adjournments thereof to be held at the Company’s principal office at 2925 Boardwalk, Ann Arbor, Michigan 48104, at 10:00 a.m., Eastern time, on August 24, 2012. The Notice was mailed to all Company stockholders of record on or about July 13, 2012, and our proxy materials were posted on the website referenced in the Notice and made available to stockholders on July 13, 2012. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

INFORMATION ABOUT THE MEETING

Q: Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A: In accordance with rules adopted by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this Proxy Statement and our 2012 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q: Why am I receiving these materials?

A: Our Board has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting.  This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q: Who can vote at the Annual Meeting?

A: Only stockholders of record as of the close of business on July 9, 2012 (the Record Date) are entitled to vote at the Annual Meeting.  On that date, there were 31,161,147 shares of our Class A Common Stock, $0.001 par value (the Common Stock) outstanding and entitled to vote.

Q: What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?

A: If your shares of Common Stock are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are the “stockholder of record” of those shares of Common Stock and the Notice has been provided directly to you by API.  In contrast, if you purchased your shares of Common Stock through a bank, brokerage or other financial intermediary, the bank, brokerage or other financial intermediary will be the “stockholder of record” of those shares of Common Stock.  Generally, when this occurs, the bank, brokerage or other financial intermediary will automatically put your shares of Common Stock into “street name”, which means that the bank, brokerage or other financial intermediary will hold your shares of Common Stock in its name or another nominee’s name and not in your name, but will keep records showing you as the real or “beneficial owner”.  If you hold shares of Common Stock beneficially in street name, the Notice has been forwarded to you by your bank, broker or other holder of record.

Q: What do I need for admission to the Annual Meeting?

A: Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the Record Date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company.  If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof.  You should be prepared to present photo identification for admission.  If you hold your shares of Common Stock in street name, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned our stock as of the Record Date, a copy of a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the Record Date, as well as your photo identification, for admission.  If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

Q: How many shares of Common Stock must be present to conduct the Annual Meeting?

A: We must have a “quorum” present in person or by proxy to hold the Annual Meeting.  A quorum is a majority of the outstanding shares of Common Stock entitled to vote.  Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the Annual Meeting?

A: Two proposals are scheduled for a vote at the Annual Meeting:

●	Proposal 1: The election of the six directors named in this Proxy Statement to serve until the next Annual Meeting of Stockholders; and

●	Proposal 2: The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013.

As of the date of this Proxy Statement, our Board does not know of any other business to be presented at the Annual Meeting.   If you grant a proxy, the persons named as proxy holders, Richard D. Kurtz and Robin F. Risser, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote:

1.	FOR the election of each of the director nominees named in this Proxy Statement; and

2.	FOR the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

Q: How do I vote before the Annual Meeting?

Whether you hold shares of Common Stock directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted before the Annual Meeting. If you are a stockholder of record, you may vote by proxy.

With respect to the election of directors, you may vote “FOR” all the nominees to the Board, you may withhold authority to vote for any nominee(s) you specify or you may withhold authority to vote for all the nominees as a group. For the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013, you may vote “FOR” or “AGAINST” or abstain from voting.

You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card.

If you hold shares of Common Stock beneficially in street name, you must vote by giving instructions to your bank, broker or nominee. You should follow the voting instructions that you receive from them. The availability of telephone and internet voting will depend on the banks, brokers or other financial intermediary’s voting process. You may also vote in person at the meeting if you obtain a legal proxy from the bank, brokerage or other financial intermediary that holds your shares giving you the right to vote the shares.

Q: May I vote at the Annual Meeting?

A: Shares of Common Stock held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.  Shares of Common Stock held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the bank, brokerage or other financial intermediary that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Q: I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, at no cost to you, you may contact us by calling the corporate Secretary at (734) 864-5600 or by writing to the Company at 2925 Boardwalk, Ann Arbor, Michigan 48104.

Q: How many votes do I have?

A: Each share of Common Stock that you own as of the Record Date entitles you to one vote on each matter voted upon at the Annual Meeting.  As of the Record Date, there were 31,161,147 shares of our Common Stock outstanding.

Q: May I change my vote?

A: Yes, you may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (1) granting a valid proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to the Company’s Corporate Secretary at Advanced Photonix, Inc. Attention: Corporate Secretary, 2925 Boardwalk, Ann Arbor, Michigan 48104, prior to your shares of Common Stock being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting. For shares of Common Stock that you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provided, or, if you have obtained a legal proxy from your bank, broker or nominee giving you the right to vote your shares of Common Stock, by attending the Annual Meeting and voting in person.

Q: How are my shares of Common Stock voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card but do not specify how you want to vote, your shares of Common Stock will be voted “FOR” the election of each of the nominees for director and “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

Q: Will my shares of Common Stock be voted if I don’t provide instructions to my bank or broker?

A: If you are the beneficial owner of shares of Common Stock held in “street name” by a bank or broker, you must instruct your bank or broker how to vote your shares of Common Stock.  If you do not provide voting instructions at least ten days prior to the Annual Meeting date, your bank or broker will be entitled to vote the shares of Common Stock with respect to “discretionary” items but will not be permitted to vote the shares of Common Stock with respect to “non-discretionary” items (we refer to the latter case as a broker non-vote).  In the case of a broker non-vote, your bank or broker can register your shares of Common Stock as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE Amex stock exchange (NYSE Amex).

Under NYSE Amex rules, only the proposal to ratify the appointment of BDO USA, LLP as API’s independent registered public accounting firm for the fiscal year ending March 31, 2013 is considered a discretionary item for which your bank or broker will have discretionary voting power if you do not give instructions with respect to this proposal at least ten days prior to the Annual Meeting date, while the proposal to elect directors is a non-discretionary matter for which specific instructions from beneficial owners are required.  As a result, your bank or broker will not be allowed to vote with respect to the election of directors if you do not provide your bank or broker with specific voting instructions on this proposal.

Your vote is important and we strongly encourage you to vote your shares of Common Stock by following the instructions provided on the enclosed voting instruction card.  Please return your proxy card to your bank, broker or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Q: What vote is required to elect Directors?

A: As provided by the Company’s By-Laws, the directors will be elected by the vote of a plurality of the votes cast.  As a plurality of votes cast is required for the election of directors, abstentions and broker non-votes will have no effect on the outcome of the election.

Q: What vote is required to ratify the selection of BDO USA, LLP as API’s independent registered public accounting firm for the fiscal year ending March 31, 2013?

A: For approval of this proposal, the proposal must receive the “FOR” vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matter.  Abstentions will have the same effect as a vote against the proposal.  Broker non-votes will have no effect on this proposal as brokers are entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Q: Who will count the votes?

A: Votes will be counted by independent inspectors of election appointed for the Annual Meeting by the Chairman of the Annual Meeting.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies.  We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.  In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.

Q: How can I find out the results of the voting at the Annual Meeting?

A: We will announce preliminary results at the Annual Meeting.  We will report final results in a filing with the SEC on Form 8-K.

Q: What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?

A: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Company in a timely manner.  Proposals should be addressed to: Advanced Photonix, Inc. Attention: Corporate Secretary, 2925 Boardwalk, Ann Arbor, Michigan 48104.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, we must receive the written proposal no later than March 15, 2013.  In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act).

Our By-Laws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.  Pursuant to our By-Laws, a proposal may be brought before the meeting by a stockholder who was a stockholder of record at the time notice is given and is entitled to vote at the annual meeting, and who complied with the notice procedures specified in our By-Laws.  To be timely for our 2013 Annual Meeting, we must receive the written notice at our principal executive offices between the close of business on May 26, 2013 and the close of business on June 25, 2013.  For further information on how a stockholder may nominate a candidate to serve as a director, please see the disclosure appearing under the heading, “Nomination Procedures” on Page 13.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of Common Stock owned beneficially by any persons we know to be beneficial owners of more than five percent (5%) of our outstanding shares of Common Stock, each of our directors and each of our executive officers named in the Summary Compensation Table below and all of our directors and executive officers as a group: The percentage of ownership is calculated based upon 31,161,147 shares of Common Stock issued and outstanding as of the Record Date.

Name & Address of Beneficial Owner	Number of Shares Owned	Shares Underlying Options/Warrants (1)		Percent of Class (2)
5% Stockholders
Paul J. Solit (3)	1,262,444	365,126	(4)	5.2%
Potomac Capital Management Inc. (3)	0	151,169	(4)	0.5%
Potomac Capital Management LLC (3) 825 Third Avenue, 33rd Floor New York, NY 10022	1,257,444	213,957	(4)	4.7%

Named Executive Officers and Directors
Richard D. Kurtz	236,018	337,684	(5)	1.8%
Robin F. Risser	980,599	306,963	(6)	4.1%
Steven Williamson	2,283,556	396,224	(7)	8.5%
Jeff Anderson	150,000	100,000	(5)	0.8%
M. Scott Farese	179,360	150,000	(5)	1.1%
Stephen P. Soltwedel	224,046	150,000	(5)	1.2%
Lance Brewer	119,683	100,000	(5)	0.7%
Donald Pastor	147,783	100,000	(5)	0.8%
Directors & Executive Officers as a Group	4,321,015	1,640,871	(8)	18.2%

1.	Represents shares issuable pursuant to stock options and stock purchase warrants that are exercisable within 60 days of the Record Date.

2.
Represents percentage of issued and outstanding shares of the Company’s Common Stock, assuming the beneficial owner (and no other beneficial owner) exercises all stock purchase warrants and stock options which are exercisable within 60 days of the Record Date.

3.
Based on the information provided pursuant to a statement on a Schedule 13G/A filed jointly with the SEC on March 1, 2011 by Paul J. Solit, Potomac Capital Management Inc. and Potomac Capital Management LLC (collectively, the Potomac Group), Paul J. Solit has sole voting power and sole dispositive power with respect to 5,000 shares and shared voting power and shared dispositive power with respect to 1,622,570 shares.  Potomac Capital Management Inc. has sole voting power and sole dispositive power with respect to 151,169 shares underlying stock purchase warrants.  Potomac Capital Management LLC has sole voting power and sole dispositive power with respect to 1,471,401 shares (which includes 213,957 shares underlying stock purchase warrants). The Potomac Group has not filed a subsequent Schedule 13G/A since March 1, 2011.

4.	Represents shares underlying stock purchase warrants after anti-dilution adjustments.

5.	Represents shares underlying stock options.

6.	Includes 205,263 shares underlying stock options and 101,700 shares underlying stock purchase warrants.

7.	Includes 197,368 shares underlying stock options and 198,856 shares underlying stock purchase warrants.

8.	Includes 1,240,315 shares underlying stock options and 300,556 shares underlying stock purchase warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require our executive officers and directors and persons owning more than 10% of our Common Stock to file certain reports on ownership and changes in ownership with the SEC.  Based on a review of our records and other information, we believe that during the fiscal year ended March 31, 2012, our executive officers, directors and persons holding more than 10% of our Common Stock timely filed all required Section 16(a) reports.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our entire Board is elected each year at the Annual Meeting of Stockholders.  The Board is currently composed of six members.  Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was recommended by our Nominating and Governance Committee and approved by the Board.  The six nominees include four independent directors as defined in the NYSE Amex rules and regulations.

Each nominee elected as a director will continue in office until the next Annual Meeting of Stockholders or until his or her successor has been elected or appointed.  Each person nominated below has consented to be named in this Proxy Statement and has agreed to serve if elected.

The Board unanimously recommends a vote “FOR” each of the Board’s six nominees for director.

If you grant a proxy, the persons named as proxy holders, Richard D. Kurtz and Robin F. Risser, or any of them, intend to vote the proxy “FOR” the election of each of these nominees unless you indicate on the proxy a vote against or an abstention with respect to any of the nominees.  If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the proxy, the proxies will be voted in favor of the remaining nominees. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

Biographical Information for Nominees

The following persons are nominees for election as directors:

Name	Age	Position or Principal Occupation	Director Since

Richard D. Kurtz	60	Chairman of the Board, President and Chief Executive Officer (CEO)	2000

Robin F. Risser	61	Chief Operating Officer (COO), Secretary and Director	2005

Lance Brewer	53	Director	2005

M. Scott Farese	55	Director	1998

Donald Pastor	58	Director	2005

Stephen P. Soltwedel	65	Director	2000

Set forth below is certain information relating to the directors of the Company.

Richard D. Kurtz - Chairman of the Board, President and CEO

Mr. Kurtz became a director of the Company in February 2000, was elected Chairman of the Board in July 2000, and was appointed CEO in February 2003.  Mr. Kurtz also serves as the President of Picometrix LLC (Picometrix), a wholly-owned subsidiary of the Company formerly known as Picometrix, Inc.  In June 2006, Mr. Kurtz was appointed to serve as President of the Company.  Prior to joining the Company in February 2003, he was director of Client Services and Strategic Planning for Quantum Compliance Systems Inc., a privately owned software company specializing in the development and installation of environmental health and safety management systems.  Prior to joining Quantum in June 2001, Mr. Kurtz served as Vice President of Sales and Marketing for Filtertek Inc., an ESCO technology company, for more than thirteen years.  Mr. Kurtz’s extensive executive experience managing high technology companies, his in-depth knowledge of our Company and its day-to-day operations, and his strong strategic vision for the Company qualify him to serve on the Board.

Robin F. Risser – COO, CFO, Secretary and Director

Mr. Risser joined the Company in May 2005 through its acquisition of Picometrix, was appointed CFO of the Company and General Manager of Picometrix at that time and became a director of the Company in July 2005. In April 2011, Mr. Risser was appointed to serve as COO of the Company, and continued to serve as the Company’s CFO until Jeff Anderson assumed those duties effective August 29, 2011. Mr. Risser is also the Secretary of the Company.  Prior to joining the Company, Mr. Risser served as the Chief Executive Officer and a member of the board of directors of Picometrix since 1992, the year in which he co-founded Picometrix.  Mr. Risser is also a member of the Optical Society of America.  Mr. Risser has passed the certified public accountant exam and holds an M.B.A. from the University of Michigan.  Mr. Risser’s intimate knowledge of the Company’s operations, his prior experience as the Chief Executive Officer and a member of the board of directors of Picometrix and his substantial expertise in financial matters make him a valuable member of the Board.

Lance Brewer – Director

Mr. Brewer became a director of the Company in July 2005.  He has been a partner at the law firm of Brewer & Brewer since 1989, the year in which he co-founded the firm.  Brewer & Brewer is headquartered in Newport Beach, California and specializes in the representation of financial institutions, business acquisitions and litigation and insurance defense.  Mr. Brewer’s career-long experience with matters of business and law informs the Board’s consideration of management issues and strategic initiatives, many of which involve complex legal and financial arrangements.

M. Scott Farese - Director

Mr. Farese became a director of the Company in August 1998.  Mr. Farese is currently President of Chelsea Partners, a firm which he founded in 2004 that specializes in facilitating private investments in privately held companies.  For the thirteen years prior to the establishment of Chelsea Partners, Mr. Farese was employed by Filtertek, Inc., an ESCO technology company, most recently holding the position of Business Unit Director.  Until February 2010 he was the Chief Executive Officer of Memacin, a firm that he co-founded in 2007 that specializes in the manufacture and distribution of dietary supplements and nutraceuticals.  Mr. Farese’s extensive knowledge of the Company, his many years’ experience managing high technology businesses that face the same financial and technical challenges as the Company and his experience in the private investment market make him a valuable member of the Board.

Donald Pastor – Director

Mr. Pastor became a director of the Company in July 2005 and is currently the President of DP Business Services, a consulting firm which he founded in January 2012, and an Adjunct Professor of Business at Molloy College.  From 1986 through June 2012, he served as the President – Electronics Systems Division of Telephonics Corporation.  In addition, Mr. Pastor previously served as the Chief Financial Officer of TLSI, a wholly owned subsidiary of Telephonics.  For the past thirty years, Mr. Pastor has held a variety of financial, administrative and operational positions in high technology and defense related industries. Mr. Pastor’s extensive experience in financial, administrative and operational positions in high technology and defense related industries qualify him for service on the Board.

Stephen P. Soltwedel - Director

Mr. Soltwedel became a director of the Company in February 2000.  In May 2007 he retired as President of Filtertek, Inc., an ESCO technology company where he had been employed since 1979 and had previously held the position of Vice President and Chief Financial Officer.  Prior to joining Filtertek, Mr. Soltwedel was employed by the public accounting firm of Baillies Denson Erickson & Smith in Lake Geneva, Wisconsin. Mr. Soltwedel’s prior executive experience managing a high technology company and his substantial expertise in financial and accounting matters make him a valuable member of the Board.

CORPORATE GOVERNANCE

The Company seeks to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders.  We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, U.S. securities laws and NYSE Amex and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Ethical Conduct

The Company has adopted a Code of Ethical Conduct applicable to its President and CEO and CFO pursuant to the Sarbanes-Oxley Act of 2002.  In addition the Company has adopted a Code of Business Conduct and Ethics applicable to all employees and directors, including the officers listed above.  Both the Code of Ethical Conduct and the Code of Business Conduct and Ethics are published on the Company’s web site, www.advancedphotonix.com, under the “Corporate Governance” link on the Investors page.  Both the Code of Ethical Conduct and the Code of Business Conduct and Ethics are also available in print to any requesting stockholder.  We will post any amendments to or waivers of either the Code of Ethical Conduct or the Code of Business Conduct and Ethics on the Company’s web site.

BOARD MEETINGS AND COMMITTEES

Board Meetings, Annual Meeting and Attendance of Directors

The Board held four meetings during the fiscal year ended March 31, 2012. During the 2012 fiscal year, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he served. As a matter of policy, members of the Board are required to make every reasonable effort to attend the Annual Meeting of Stockholders.  All members of the Board attended the Company’s 2011 Annual Meeting of Stockholders.

Board Leadership Structure

The Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and CEO, as from time to time may be in the best interests of the Company based on the position and direction of the Company and the membership of the Board.  Mr. Kurtz, the current Chairman, President and CEO, possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company, and is thus best positioned to solicit potential agenda topics from the Company’s independent directors to develop an agenda that ensures that the Board’s time and attention are focused on the most critical matters.  Moreover, Mr. Kurtz’s combined role enables decisive leadership, ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, partners and customers.  In addition, the Board believes that Mr. Kurtz’s experiences as CEO and other insights put him in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its stockholders.  Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are chaired by directors who have been determined to be independent within the applicable definitions of the NYSE Amex listing standards and Rule 10A-3 of the Exchange Act (Rule 10A-3). While the Company has not appointed a lead independent director, the Board believes the current leadership structure with the Board chaired by the CEO and each Committee chaired by an independent director is appropriate given the Company’s current needs.

Director Independence

The Board has affirmatively determined that the following directors have no material relationship with the Company and are independent within the meaning of Rule 10A-3 and NYSE Amex Company Guide Section 803A:  Lance Brewer, M. Scott Farese, Donald Pastor and Stephen P. Soltwedel.  Independent directors receive no compensation from the Company for service on the Board or the Committees other than directors’ fees and non-discretionary awards granted under our 2007 Equity Incentive Plan (Equity Plan).

Executive Sessions

As required by the NYSE Amex listing standards, our non-management directors meet in executive sessions with only non-management directors present at least once annually.

Communications with Directors

You may contact the entire Board, any Committee of the Board, the non-management directors as a group or any individual director by calling the Company’s hotline at 800-785-1003 (U.S. and Canada) which is administered by a third party service provider, Lighthouse Services.  Lighthouse Services collects all requests for contact and delivers them to the appropriate director or group of directors.  The contact information for our hotline is also located on our web site at www.advancedphotonix.com under the “Independent Directors” link on the Investors page.  Stockholders are also welcome to communicate directly with the Board at the Company’s Annual Meeting.

Committees of the Board

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  All of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent directors within the applicable definitions of the NYSE Amex listing standards and Rule 10A-3.  Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.  The Charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee have been approved by the Board and are posted on the Company’s web site, www.advancedphotonix.com under the “Corporate Governance” link on the Investors page.  The Charters are also available in print to any requesting stockholder.

Audit Committee.  As set forth in the Audit Committee Charter, the Audit Committee’s primary responsibilities are to: (1) oversee the Company’s financial reporting principles and policies including review of the financial reports and other financial and related information released by the Company to the public, or in certain circumstances governmental bodies; (2) review the Company’s system of internal controls regarding finance, accounting, business conduct and ethics and legal compliance that management and the Board have established; (3) review the Company’s accounting and financial reporting processes; (4) review and appraise with management the performance of the Company’s independent auditors; and (5) provide an open avenue of communication between the independent auditors and the Board.  The Audit Committee, chaired by Donald Pastor, held four meetings during the fiscal year ended March 31, 2012.  During the 2012 fiscal year, the Audit Committee consisted of Messrs. Farese, Pastor and Soltwedel.  The Board has determined that Donald Pastor and Stephen P. Soltwedel qualify as “audit committee financial experts” under the regulations promulgated by the SEC.

Compensation Committee.  The Compensation Committee evaluates directors’ and management compensation and administers the Company’s equity incentive plans.  The Compensation Committee, chaired by M. Scott Farese, met eight times during the 2012 fiscal year.  The members of the Compensation Committee are Messrs. Brewer, Farese, and Soltwedel.  Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, (ii) reviewing and approving an annual report on executive compensation prepared by management for inclusion in the Proxy Statement in accordance with applicable rules and regulations and (iii) reviewing and recommending to the Board the fees paid to the independent directors for service on the Board and its Committees. The Compensation Committee made recommendations concerning executive compensation for our executive officers for the 2012 fiscal year which were approved by the independent directors of the Board. Further information relating to the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is set forth under the heading “Executive Compensation Discussion and Analysis” beginning on Page 15.

Nominating and Governance Committee.  The Nominating and Governance Committee identifies individuals qualified to become members of the Board and its Committees and addresses the Company’s demands for governance.  The Nominating and Governance Committee, chaired by Lance Brewer, held one meeting during the 2012 fiscal year.  The members of the Nominating and Governance Committee are Messrs. Brewer, Farese and Pastor.  The Nominating and Governance Committee’s responsibilities include (i) identifying individuals qualified to become Board members, (ii) recommending individuals to the Board as director nominees and recommending directors to serve as members of the Board’s Committees, and (iii) developing and recommending to the Board a set of corporate governance guidelines.

Nomination Procedures

The Nominating and Governance Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity.  In conducting this assessment, the Nominating and Governance Committee considers, among other things, the candidates’ skills, expertise, integrity, character, judgment, independence, corporate experience, length of service, willingness to serve, conflicts and commitments (including, among other things, the number of other public and private company boards on which a director candidate serves), and such other factors as it deems appropriate to maintain a balance and diversity of knowledge, experience and capability on the Board.  The Nominating and Governance Committee also considers whether a prospective nominee has appropriate business experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.  Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates.  The Nominating and Governance Committee identifies potential new director candidates by recommendations from its members, other Board members, Company management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm.

The Nominating and Governance Committee will also consider nominees recommended by stockholders in accordance with our By-Laws as well as those recommended by management or consultants retained by the Nominating and Governance Committee.  Under our By-Laws and as described in this Proxy Statement under the heading, “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?” on Page 6, any interested person may recommend a nominee by submitting the nomination within the timeframe specified by our By-Laws, together with the information and materials required by our By-Laws, to Advanced Photonix, Inc. Attention: Corporate Secretary, 2925 Boardwalk, Ann Arbor, Michigan 48104. The Nominating and Governance Committee uses the same criteria that it applies to recommendations from the Committee members, directors and members of management to evaluate recommendations for director candidates submitted by stockholders.

The Company has not made any changes to the procedures by which stockholders may recommend nominees to the Board since the Company’s last proxy statement.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing the major risks facing the Company and reviewing management’s proposals for their mitigation. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee. The Audit Committee reviews and discusses significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control, and report such exposures. In performing their oversight responsibilities, the Board and the Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports to the Board regularly on matters relating to the specific areas of risk that the Audit Committee oversees.

Named Executive Officers of API

Name	Position with API
Richard D. Kurtz	Chairman of the Board, President and CEO
Robin F. Risser(1)	COO, Chief Financial Officer (CFO) and Secretary
Jeff Anderson(1)	Chief Financial Officer (CFO)
Steven Williamson	Chief Technology Officer (CTO)

(1) Mr. Risser served as the Company’s CFO until Mr. Anderson assumed those duties effective August 29, 2011.

Set forth below is certain biographical information concerning our Named Executive Officers who are not also directors:

Mr. Anderson, age 53, joined the Company on August 29, 2011 as its new CFO and has over 30 years of business experience, starting in public accounting and moving into a number of high technology companies.  From June 2002 until joining API, Mr. Anderson served as the Vice President of Finance and Corporate Controller of the principal domestic operating subsidiary of ON Semiconductor Corporation.  Prior to joining ON Semiconductor Corporation, he held various financial management positions at Honeywell, Maxtor, and several high-growth private technology companies.  Mr. Anderson received his undergraduate degree in Accounting from the University of Minnesota and his MBA from Regis College in Denver. He passed the CPA exam in May of 1981 and the CMA exam in December of 1985.

Mr. Williamson, age 58, joined the Company in May 2005 through its acquisition of Picometrix and was appointed CTO of the Company at that time.  Prior to joining the Company, Mr. Williamson served as the President, Chief Technology Officer and a member of the board of directors of Picometrix since 1992, the year in which he co-founded Picometrix.  Mr. Williamson earned his B.A. in Physics (Optics) from the University of Rochester, has 35 publications in the field of ultra fast optics and optoelectronics and holds twelve patents.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for setting and administering the policies that govern executive salaries, cash bonus awards and equity incentive awards.  The Compensation Committee reviews and approves, or in some cases recommends for the approval of the full Board, the annual compensation, including equity grants, for API’s executive officers, including Richard D. Kurtz, Chairman of the Board, President and CEO; Robin F. Risser, COO and Secretary (and CFO through August 29, 2011); Jeff Anderson, CFO; and Steven Williamson, CTO (collectively, the Named Executive Officers). The Compensation Committee operates pursuant to a charter that further outlines the Compensation Committee’s specific authority, duties and responsibilities and may, pursuant to its charter, form and delegate authority to subcommittees when appropriate.

Introduction

Our compensation programs are designed to reward our Named Executive Officers for their contributions to the Company's achievements aimed at long-term strategic management and enhancement of stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our Named Executive Officers’ total compensation is composed of a mix of base salary, annual cash incentive bonus and long-term incentive equity awards that include both stock options and restricted stock grants. Depending on the needs of the Company, incentive compensation may be issued in the form of discretionary grants or pursuant to the Company’s Executive Incentive Compensation Plan (the Bonus Plan).

The Company’s 2012 performance included increases in the key financial measure of net sales; the development of a value-added reseller (VAR) network; the execution of a new credit agreement with Silicon Valley Bank; and a restructuring of its management team.  In particular, the Compensation Committee took into consideration the following key developments in the 2012 fiscal year in evaluating executive compensation:

●
During the 2012 fiscal year, we completed certain transactions intended to expand our Terahertz product line, including developing a VAR network by entering into VAR agreements with Automation and Control Technology, Inc. and Thermo Fisher Scientific for the Company’s T-Gauge™ industrial terahertz gauging system.

●	The Company experienced sales growth across three of its five major markets during the 2012 fiscal year, resulting in a 2.3% revenue increase from $28.84 million to $29.50 million.

●
The Compensation Committee took note of the fact that the stock price of the Company’s Class A Stock decreased during the 2012 fiscal year, decreasing from $2.01 a share as of the end of the 2011 fiscal year to $0.67 a share as of the end of the 2012 fiscal year.

●
The Compensation Committee also took note of the efforts undertaken to strengthen the Company’s liquidity and access to capital during the 2012 fiscal year, including the repayment of the Company’s outstanding loans with The PrivateBank and Trust Company; the Company’s entry into a new credit agreement with Silicon Valley Bank that provided, among other things, an increase in the Company’s aggregate line of credit from $3.0 million to $5.0 million and a $3.0 million export-import line of credit sub facility; and the repayment of all indebtedness owed to Messers. Risser and Williamson in connection the promissory notes issued to them as part of the consideration for the Company’s acquisition of Picometrix in 2005.

●
During the 2012 fiscal year, we also undertook certain steps to enhance our management team, including creating the position of COO and selecting Mr. Risser to fill that position; and hiring Mr. Anderson, who has over 30 years of business experience, most recently as the Vice President of the principal domestic operating subsidiary of ON Semiconductor Corporation, as the Company’s new CFO.

●
Executive salaries are reviewed on an annual basis and increases are based on evaluation of each individual executive's performance, and take into account promotions associated with additional responsibilities, the Company’s financial condition and the salaries paid to persons in similar positions by technology companies in the Company’s peer group.

Objectives of the Compensation Program

The Company’s compensation program, including its executive compensation program, is designed to provide compensation packages that attract, motivate and retain outstanding executive personnel.  In particular, the Company generally compensates its Named Executive Officers with a mix of cash and equity compensation that is designed to be both competitive with the compensation offered by peer companies that operate in similar industries and to closely align the interests of the Company’s Named Executive Officers with the interests of our stockholders.

What the Compensation Program is Designed to Reward

The compensation program for the Company’s Named Executive Officers is designed to reward contributions to the Company’s short and long term growth and enhancement of stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.  The Compensation Committee does not consider the Company’s current compensation program to encourage unnecessary or excessive risk-taking by the Named Executive Officers and from time to time reviews the program to determine if any such risk-taking may be so encouraged.

Principles and Methodologies for Setting Compensation.

The Compensation Committee reports to the Board and is responsible for setting and administering the Company’s compensation program and policies as well as monitoring the Company’s compensation philosophy and objectives.   Upon conclusion of each fiscal year, the Compensation Committee reviews and recommends to the independent directors for approval various compensation elements, including base salaries and, if applicable, “target” bonuses” (expressed as a percentage of base salary) for the next fiscal year for the Named Executive Officers.  For those fiscal years in which the Bonus Plan is in effect, the Compensation Committee also determines whether a bonus was achieved under the Company’s Bonus Plan for the Company’s fiscal year just ended and, if achieved, whether such bonus will be paid in the form of cash, restricted stock, or some combination thereof.

Alternatively, if the Bonus Plan was not in effect for such fiscal year, the Compensation Committee determines whether to recommend to the Board that a discretionary cash bonus be awarded or equity award granted under the Company’s 2007 Equity Incentive Plan (Equity Plan). In making this determination, the Compensation Committee evaluates the performance achievements and strategic accomplishments of each Named Executive Officer and of the Company during the year from the perspectives of both long-term growth and current results.  In light of the Company’s goal of providing compensation that is competitive with its peer companies in the technology industry, the Compensation Committee also considers the results of the compensation surveys that are prepared by its external compensation consultants from time to time.  With respect to the CEO’s discretionary bonus, in addition to reviewing both the aforementioned performance data and comparative compensation information, the Compensation Committee also considers the CEO’s self-evaluation of how well he believes he performed against his commitments in the year, with an assessment of his performance against the Company’s stated strategic objectives and, if available, recommendations from the Compensation Committee’s external compensation consultants. With respect to discretionary bonuses for the other Named Executive Officers, the Compensation Committee receives recommendations from the CEO and other performance evaluations and, based on such input and the aforementioned performance data and comparative compensation information, provides its recommendations to the Board.

Peer Group Review

During the 2011 fiscal year, the Compensation Committee engaged Lipis Consulting, Inc. (Lipis), an independent compensation consulting firm specializing in compensation issues, to survey named executive officer and director compensation practices at other technology companies (the Peer Group).1  The Lipis compensation report (the Lipis Report) indicated that while base salaries for the Company’s CEO and CFO were slightly below or above, respectively, the medians of their respective Peer Groups, total compensation levels were substantially less than the total compensation paid by companies in their respective Peer Groups to officers holding comparable positions.  Because there was insufficient data regarding CTO salaries at the companies that comprised the Company’s Peer Group, Lipis referred to published research, including data gathered by the Employer’s Group, a survey source covering California and national companies (the Employer’s Group Survey), to compare the Company’s CTO’s compensation against the compensation paid to officers with the title of Chief Engineering Executive or Chief Research Executive.  The Lipis Report indicated that while both the base salary and total compensation of the Company’s CTO exceeded the median paid by the eleven companies that reported having a Chief Engineering Executive in the Employer’s Group Survey, they were substantially below the median base salary and total compensation paid by the six companies that reported having a Chief Research Executive in the Employer’s Group Survey.

1	Lipis identified the following separate Peer Groups for the CFO, CEO and the Board:

i.
The CFO’s Peer Group consisted of the following nine (9) companies: AuthenTec, Inc., CEVA, Inc., MoSys Inc., NVE Corporation, Ramtron International, Rubicon Technology, Inc., TranSwitch Corporation, Virage Logic Corp., and Zilog, Inc.

ii.	The CEO’s Peer Group consisted of ten (10) companies comprised of the nine companies in the CFO’s Peer Group plus Alliance Fiber Optic Products, Inc.

iii.
The Board’s Peer Group consisted of a subgroup of five (5) of the nine (9) companies identified by Lipis, specifically: AuthenTec, Inc., CEVA, Inc., NVE Corporation, Rubicon Technology, Inc., and Virage Logic Corp.

Given the fact that the Lipis Report had been completed the year before, the Compensation Committee determined that it was unnecessary to commission an additional compensation study for the 2012 fiscal year.

Elements of the Compensation Plan, Why Each Element is Chosen and How it Relates to the Company’s Objectives

The two principal elements comprising executive compensation are cash and equity.  The cash element is divided into base salary and annual bonus and the equity element is divided into grants of stock options and restricted stock awards. Both components of the equity element of Named Executive Officer compensation (stock options and restricted stock awards) are subject to a risk of forfeiture.  These elements complement each other and give the Compensation Committee flexibility to create compensation packages that provide short and long-term incentives and are competitive, yet in line with the Company’s approach to compensation.  This approach enables the Company to provide its Named Executive Officers sufficient cash to be competitive with other employment opportunities, while at the same time providing its Named Executive Officers with a strong incentive to build long-term stockholder value by aligning its Named Executive Officers’ interests with those of our stockholders.

Cash Compensation

Base Salary. Base salary is the primary fixed element in the Company’s compensation program and is intended to provide an element of certainty and security to the Company’s Named Executive Officers on an ongoing basis.  Executive salaries are reviewed on an annual basis, as well as at the time of a promotion or other material change in responsibilities.  Increases in salary are based on an evaluation of the individual’s performance, the Company’s financial condition and, when such information is available, the level of pay compared to the salaries paid to persons in similar positions in the Company’s peer group, and have generally been in the lower range or median of such peer group data.

Mr. Anderson commenced his employment as the Company’s new CFO on August 29, 2011. The Compensation Committee reviewed the role of the CFO, taking note of the number of direct reports and the level of responsibility associated with the position. In addition, the Compensation Committee reviewed Mr. Anderson’s background and qualifications for the position, acknowledging his significant experience in the accounting field and technology industry, his position immediately prior to joining the Company as the Vice President of Finance of Semiconductor Components Industries, LLC, the principal domestic operating subsidiary of ON Semiconductor Corporation, and the various financial management positions that he previously held at Honeywell, Maxtor, Integral Peripheral, and other private companies. Based on its evaluation of the requirements of the position and Mr. Anderson’s qualifications to fulfill such requirements, the Compensation Committee approved an employment agreement between the Company and Mr. Anderson dated August 19, 2011, pursuant to which Mr. Anderson was awarded an annual base salary of $200,000; is eligible for an annual bonus targeted at 30% of his annual base salary in years when the Bonus Plan is in effect or, for years when the Bonus Plan is not in effect, as determined by the Board; and was granted a stock grant under the Equity Plan covering 100,000 shares of Common Stock and an option to acquire 160,000 shares of Common Stock. Mr. Anderson’s employment agreement is described under the heading “Employment Agreements, Post-Termination Benefits and Change in Control Arrangements” beginning on Page 19 of this Proxy Statement.

As Mr. Anderson’s annual base salary was established in his employment agreement that became effective approximately midway through the 2012 fiscal year, the Compensation Committee did not make any adjustment to his base salary for the 2012 fiscal year.  Similarly, other than with respect to Mr. Risser, whose salary increased from $225,000 to $260,000 in connection with his promotion to COO, the Compensation Committee determined not to make any adjustment to the base salaries for the other Named Executive Officers during the 2012 fiscal year.

Bonus Plan. The Company maintains the Bonus Plan pursuant to which it pays incentive bonuses (which may be paid in the form of cash, restricted stock, or some combination thereof) based upon achievement of certain Company performance objectives relating to Sales results and EBIT Percentage results (each term as defined in the Bonus Plan), the latter of which, in the discretion of the Compensation Committee, may be adjusted by adjusting net income to eliminate (i) the costs of acquiring an ownership interest in any entity during such fiscal year, (ii) the operating results of such acquired entities for such fiscal year, (iii) losses on the impairment of intangible assets or goodwill, (iv) deductions relating to depreciation and amortization and (v) stock-based compensation expense (but, in the case of each of the amounts described in clauses (i) through (v), only to the extent such amount was taken into account in arriving at net income for such fiscal year). These objectives are established by the Compensation Committee at the beginning of each fiscal year. Under the Bonus Plan, each Named Executive Officer is assigned a targeted bonus expressed as a percentage (ranging between 30% and 50%) of such Named Executive Officer’s paid salary. Each Named Executive Officer is eligible to earn up to 200% of his targeted bonus each fiscal year based on the level of achievement of that year’s Company performance objectives. The Compensation Committee believes that Sales and EBIT Percentage are the most appropriate and reliable criteria upon which to base bonus payments because such data is most fundamental to evaluating the Company’s growth and success. The range of the Company performance objectives is considered appropriate given the Company’s debt, capital structure and projected revenue growth and income. After the end of each fiscal year, the Compensation Committee compares the Company’s actual performance to its performance objectives in order to determine the amount of bonus for each Named Executive Officer, which may be less or greater than such Named Executive Officer’s targeted bonus, depending on the Company’s Sales and EBIT Percentage for the year. Any bonus may be paid in cash or, at the election of the Compensation Committee, in the form of restricted stock issued under the Company’s 2007 Equity Incentive Plan, or some combination thereof.

For the 2012 fiscal year, the Compensation Committee set minimum Company performance objectives of Sales of $30.0 million and an EBIT Percentage of 3.18% of Sales (meaning that if the Company achieved Sales of less than $30.0 million or an EBIT Percentage of less than 3.18% of Sales, the Named Executive Officers would not receive any bonus under the Bonus Plan for that year) and maximum Company performance objectives of Sales of $38.1 million and an EBIT Percentage of 9.16% of Sales (meaning that if the Company achieved Sales of at least $38.1 million and an EBIT Percentage of at least 9.16% of Sales, the Named Executive Officers would be paid the maximum bonus under the Bonus Plan). Between the minimum and the maximum bonus payments, the Bonus Plan establishes a matrix that combines the two Company performance objectives (expressed in terms of Sales and an EBIT Percentage) and establishes the level of bonus earned based on the actual Company performance results. The amount of Sales and the EBIT Percentage that are midway between the minimum and maximum performance objectives are the Company’s targeted results for the applicable fiscal year. However, achievement of the targeted result for one of the performance objectives will not result in payment of 100% of the Named Executive Officers’ targeted bonus unless the other performance objective is also achieved at the targeted result. The Compensation Committee aims to establish Company performance objectives which are realistic at the minimum level and inspirational but plausible at the maximum level in order to provide motivation to the Named Executive Officers under a wide range of circumstances. For its 2012 fiscal year, the Company did not achieve either its minimum Sales or EBIT Percentage performance objectives and therefore no bonuses were payable to the Named Executive Officers pursuant to the Bonus Plan for the 2012 fiscal year.

Equity Awards

The Compensation Committee believes that incentivizing executives to focus on long-term performance is of particular importance and that one of the most effective ways to accomplish this objective is to provide the Company’s Named Executive Officers with equity awards, the value of which is dependent upon the performance of the Company’s stock.  Equity ownership also aligns the interests of the Named Executive Officers with those of their fellow stockholders since its value is dependent on the value of the Company’s stock.  Equity awards are typically subject to vesting or forfeiture provisions which operate to help encourage the Named Executive Officers to maintain their employment with the Company.  For these reasons, equity compensation is generally a significant element of the total annual compensation of the Company’s Named Executive Officers.

Under the Equity Plan, the Company may grant stock options and stock awards, which may be subject to time-based or performance-based vesting.  The Compensation Committee may issue stock awards to encourage achievement of long-term performance goals, since the value of this type of compensation increases in direct proportion to increases in the value of the Company’s stock.   In addition to stock awards, the Compensation Committee may award stock options as an incentive to create long-term stockholder value.  The award of stock options achieves this purpose because the value of stock option awards is entirely dependent upon long-term increases in the price of the Company’s shares.  Similar to stock awards, stock options also vest over time and thus reward sustained performance by executive officers and discourage unnecessary risk. In consideration of the substantial performance improvements and other accomplishments achieved over the 2012 fiscal year, which are described above under the heading “Introduction” beginning on Page 15 of this Proxy Statement, the Compensation Committee approved grants of stock options under the Equity Plan to the CEO (50,000 shares), COO (25,000 shares), CFO (25,000 shares) and CTO (25,000 shares) on June 12, 2012. The stock options were issued under the Equity Plan, become exercisable as to 1/3 of the shares covered by each option on the six month anniversary, first year anniversary and second year anniversary of the grant date, and have an exercise price equal to the closing price of the Company’s Common Stock on the date of grant ($0.63).  Since the stock option awards were granted during the 2013 fiscal year, they are not included in either the Summary Compensation Table on Page 23 of this Proxy Statement or the Grants of Plan-Based Awards Table on Page 24 of this Proxy Statement, but will instead be included in the corresponding tables of the Company’s Proxy Statement for the 2013 Annual Meeting.

How the Compensation Committee Chose Amounts: Evaluation of the Company’s Performance and Basis for 2012 Compensation

The Compensation Committee specifically reviewed and discussed the achievements of the Company’s Named Executive Officers during the 2012 fiscal year, which are described above under the heading “Introduction” beginning on Page 15 of this Proxy Statement. In particular, the Compensation Committee took note of the efforts undertaken by the Named Executive Officers to establish a VAR network and the potential commercial opportunities that may arise in the future as a result of developing such a network. The Compensation Committee also took note of the efforts undertaken by the Named Executive Officers to strengthen the Company’s liquidity and access to capital, including the execution of a new credit agreement with Silicon Valley Bank which increased the Company’s line of credit from $3.0 million to $5.0 million, added a $3.0 million export-import line of credit, and enabled the Company to repay in full all indebtedness owed to Messers. Risser and Williamson in connection the promissory notes issued to them as part of the consideration for the Company’s acquisition of Picometrix in 2005, which in turn resulted in the release of the lien covering Picometrix intellectual property assets that was granted to Messers. Risser and Williamson as security for their promissory notes.  Finally, the Compensation Committee considered the efforts undertaken by the Named Executive Officers to enhance the capabilities of the Company’s management team including the creation of the position of COO and the identification and retention of a highly qualified candidate to fill the CFO position.  The Compensation Committee also considered the data contained in the Lipis Report, which in general indicated that while the Company provided competitive base salaries, total compensation for each Named Executive Officer was generally less than that paid by companies in their respective Peer Groups to officers holding comparable positions.

Employment Agreements, Post-Termination Benefits and Change in Control Arrangements.

Employment Agreements, Post-Termination Benefits. The Company has historically entered into employment agreements with its Named Executive Officers.  The Compensation Committee believes that employment agreements with its Named Executive Officers provide significant benefits to the Company’s stockholders due to the non-competition, non-solicitation, confidentiality and work for hire provisions contained in the agreements and the certainty and security that such agreements provide to the Named Executive Officers, which in turn improves each Named Executive Officer’s ability to perform in the Company’s interest.

As noted above under the heading “Cash Compensation” beginning on Page 17 of this Proxy Statement, the Company entered into an employment agreement with Mr. Anderson on August 19, 2011.  On that same day, the Company amended and restated its existing employment agreements with Messers. Kurtz, Risser and Williamson to (x) update each Named Executive Officer’s respective employment agreement to reflect amendments to Section 409A of the Internal Revenue Code of 1986, as amended, that occurred after their current employment agreements were executed on November 30, 2009; (y) add language clarifying that for years in which the Bonus Plan was not utilized, such Named Executive Officer’s annual incentive compensation would be determined by the Board; and (z), in the case of Mr. Risser, to also reflect changes to both his compensation and scope of duties in connection with his appointment as COO.  Aside from provisions contained in Mr. Anderson’s employment agreement providing for a shorter severance period, a $50,000 relocation allowance and an initial grant of equity, the employment agreements are substantially the same and provide, among other things, that the Named Executive Officers will (i) be eligible to receive incentive compensation if the performance based goals established under the Bonus Plan are met in years when the Bonus Plan is in effect or, for years when the Bonus Plan is not in effect, as determined by the Board; (ii) receive severance payments under certain circumstances; and (iii) be subject to standard limitations on competition or interference with the Company both during and after termination of their employment.  Further information relating to the employment agreements is set forth under the heading “Employment Agreements, Post-Termination Benefits and Change in Control Arrangements” beginning on Page 27.

Change in Control Arrangements. The Employment Agreements do not provide benefits to any Named Executive Officer in the event of a change in control of the Company.  Under the Equity Plan the Board may, in its sole discretion, accelerate vesting of stock options and stock awards in connection with a change in control.  The Compensation Committee views such change in control benefits as a potentially valuable compensation element to attract and retain the highest quality executive officers and will continue to evaluate their usefulness on a case-by-case basis.

Benefits. In terms of health benefit plans, retirement plans and perquisites, the Named Executive Officers receive the same benefits and perquisites as all other Company employees except that the Named Executive Officers are entitled to supplemental long-term disability benefits which are greater than those offered by the Company to its other employees. The cost to the Company for this benefit is included in the Summary Compensation Table under the category “All Other Compensation.”

Certain Tax and Accounting Considerations: Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1,000,000 paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers.  The Compensation Committee considers the impact of this deductibility limitation on its compensation program; however, in certain cases, the Compensation Committee may determine that the Company’s interest in providing necessary compensation to these executives may outweigh its interest in tax deductibility.

Current accounting rules, including FASB ASC Topic 718, require the Company to record, as an expense, the estimated fair value of stock option and restricted stock grants, which reduces the Company’s reported profits.  The Compensation Committee considers the impact of this expense when determining the type and value of equity awards to be granted to its employees, including the Named Executive Officers.

The Company uses the Black-Scholes model to determine the fair value of stock option grants, ensuring that the amount of compensation accrued annually by the Company in connection with its stock option grants may be more easily compared year to year since the Black-Scholes model is the same methodology used by the Company to determine its compensation expense in accordance with FASB ASC Topic 718.

REPORT OF THE COMPENSATION COMMITTEE (1)

With respect to the fiscal year ended March 31, 2012, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis, set forth in this proxy statement, as required by Item 402(b) of Regulation S-K; and

2. Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A filed with the SEC.
ADVANCED PHOTONIX, INC. COMPENSATION COMMITTEE
M. Scott Farese (Chairman)
Lance Brewer
Stephen P. Soltwedel

___________________

(1)           Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the Report on Executive Compensation by the Compensation Committee shall not be incorporated by reference in any such filings.

TABULAR COMPENSATION DISCLOSURE

The following tables summarize our Named Executive Officer and non-employee director compensation as follows:

1.
Summary Compensation Table. The Summary Compensation Table on Page 23 and related discussion summarize the compensation earned by or paid to our Named Executive Officers for the fiscal years ended March 31, 2012, 2011 and 2010, including salary earned, the aggregate grant date fair value of stock awards and option awards granted to our Named Executive Officers, and all other compensation paid to our Named Executive Officers, including perquisites.

2.
Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table on Page 24 and related discussion summarize all grants of plan-based awards made to our Named Executive Officers for the fiscal year ended March 31, 2012.

3.
Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table on Page 26 and related discussion summarize the unvested stock awards and all stock options held by our Named Executive Officers as of March 31, 2012.

4.
Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table on Page 26 and related discussion summarize our Named Executive Officers’ option exercises and stock award vesting during the fiscal year ended March 31, 2012.

5.
Potential Payments Upon Termination Table. The Potential Payments Upon Termination Table on Page 28 and related discussion summarize payments and benefits that would be made to certain of our Named Executive Officers in the event of certain employment terminations.

6.
Director Compensation Table. The Director Compensation Table on Page 29 and related discussion summarize the compensation paid to our non-employee directors during the fiscal year ended March 31, 2012, including cash compensation and the aggregate grant date fair value of stock awards and option awards granted to our non-employee directors.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for each of our Named Executive Officers for each of the fiscal years ended March 31, 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)(5)
Richard D. Kurtz,	2012	295,000	-	92,586	-	-	14,857	402,443
CEO and President	2011	295,000	87,500	-	-	-	7,615	390,115
	2010	295,000	-	-	52,000	-	6,160	353,160
Robin F. Risser,	2012	260,000	-	51,848	-	-	18,108	329,956
COO, CFO and	2011	225,000	42,000	-	-	-	7,615	274,615
Secretary (6)(7)	2010	225,000	-	-	26,000	-	6,011	257,011
Jeff Anderson, CFO (7)(8)	2012	200,000	-	92,646	95,000	-	3,248	390,894
Steven Williamson,	2012	210,000	-	44,441	-	-	15,389	269,830
CTO	2011	210,000	42,000	-	-	-	7,615	259,615
	2010	210,000	-	-	26,000	-	6,820	242,820
 __________________________

(1)
Represents the aggregate grant date fair value related to stock option awards granted during the 2012 fiscal year for services rendered by the Named Executive Officers during the 2011 fiscal year, as computed in accordance with FASB ASC Topic 718.  Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the Named Executive Officers.  For a discussion of valuations assumptions used in calculating the amounts reported for the 2012 fiscal year, see Note 8 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended March 31, 2012.

(2)
The option awards reported for the 2012 fiscal year were granted on June 27, 2011, and although these awards were granted during the 2012 fiscal year, they were inadvertently reported as part of the applicable Named Executive Officer’s compensation for the 2011 fiscal year in the Company’s proxy statement filed in connection with the 2011 Annual Meeting.  Total compensation for the 2011 fiscal year has been restated to reflect the reallocation of this compensation to the 2012 fiscal year.

(3)
Represents the aggregate grant date fair value related to restricted stock awards issued during the 2010 fiscal year for services rendered by the Named Executive Officers during the 2009 fiscal year, as computed in accordance with FASB ASC Topic 718.  Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the Named Executive Officers.  For a discussion of valuation assumptions used in calculating the amounts reported for the 2010 fiscal year, see Note 8 to the Company’s 2010 Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended March 31, 2010.

(4)	Amounts include life insurance premiums, Company matching contributions to the Company’s 401K Savings Plan, medical opt-out and long-term and short-term disability premiums.

(5)
There are no above-market or preferential earnings on deferred compensation.  Consequently, the Summary Compensation Table does not include earnings on deferred amounts.  In addition, none of the Named Executive Officers is eligible for pension benefits because API does not have a defined benefit retirement program.

(6)	Mr. Risser was promoted to the position of COO on April 4, 2011.

(7)	Mr. Risser served as the Company’s CFO until Mr. Anderson assumed those duties effective August 29, 2011.

(8)	Compensation for Mr. Anderson is only shown for fiscal year 2012, the year in which Mr. Anderson became a Named Executive Officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards for the Named
Executive Officers for the fiscal year ended March 31, 2012. .

		Estimated Future Payouts Under Non-				All Other
		Equity Incentive Plan Awards (1)			All Other Stock	Option Awards:		Grant Date
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Fair Value of Stock and Option Awards ($) (5)
Richard D. Kurtz	6/27/2011					50,000 (3)	$1.51	$ 92,586
	-	$ 29,500	$ 147,500	$ 295,000
Robin F. Risser	6/27/2011					55,263 (3)	$1.51	$ 51,848
	-	$ 20,800	$ 104,000	$ 208,000
Jeff Anderson	8/29/2011				100,000 (2)			$ 95,000
	8/29/2011					160,000 (4)	$0.95	$ 92,646
	-	$ 12,000	$ 60,000	$ 120,000
Steven Williamson	6/27/2011	$ 14,700	$ 73,500	$ 147,000		47,368 (3)	$1.51	$ 44,441
 __________________________

(1)
The threshold, target and maximum amounts which could be paid under the Bonus Plan with respect to the 2013 fiscal year represent 20%, 100% and 200%, respectively, of each Named Executive Officer’s targeted bonus. A discussion of the Bonus Plan is provided under the heading “Compensation Discussion and Analysis.” As noted above, since the Company did not achieve the minimum performance objectives for the 2012 fiscal year, no incentive awards were issued to the Named Executive Officers pursuant to the Bonus Plan for that fiscal year.

(2)	The stock award is subject to a risk of forfeiture which lapses in four (4) equal installments of 25,000 shares on August 29, 2012, August 29, 2013, August 29, 2014 and August 29, 2015.

(3)	The stock option has a term of ten years and became exercisable as to all of the shares covered by the option on the six-month anniversary of the grant date.

(4)	The stock option has a term of ten years and becomes exercisable in four (4) equal installments of 40,000 shares on August 29, 2012, August 29, 2013, August 29, 2014 and August 29, 2015.

(5)
Represents the aggregate grant date fair value related to stock awards and stock option awards granted in the 2012 fiscal year computed in accordance with FASB ASC Topic 718.  Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the Named Executive Officers.  For a discussion of valuation assumptions used in calculating the amounts reported, see Note 8 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended March 31, 2012.

Narrative Addendum to the Summary Compensation Table

and the Grants of Plan-Based Awards Table

Equity Plan

The only compensation plan pursuant to which the Company presently grants equity awards is its Equity Plan. Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted stock options and restricted stock awards (Awards).  The exercise price of all stock options, including Incentive Stock Options (ISOs) as defined by Section 422 of the Internal Revenue Code of 1986, is the fair market value of the Company’s Common Stock on the date of the option grant.  All employees of the Company and its subsidiaries as well as the Company’s non-employee directors, consultants and advisors are eligible to receive Awards under the Equity Plan. The Equity Plan provides that the Compensation Committee may determine which employees are granted Awards and the number of shares subject to each Award. In addition, as discussed on Page 17 of this Proxy Statement under the heading “Bonus”, bonuses payable to the Named Executive Officers under the Bonus Plan may be paid in the form of stock issued pursuant to the Equity Plan.  As described above beginning on Page 19 of this Proxy Statement under the heading “Equity Awards”, on account of the Company’s achievements during the 2012 fiscal year, the Compensation Committee approved discretionary grants of stock options under the Equity Plan to the CEO (50,000 shares), COO (25,000 shares), CFO (25,000 shares) and CTO (25,000 shares) on June 12, 2012.

Upon termination of employment (unless due to death, disability or retirement), vested options granted to an employee remain exercisable for three months following such termination; provided, however, that a terminated employee who continues to provide services as a non-employee director or consultant will be deemed an employee for the period of such services or consultancy (for this purpose, with respect to non-incentive stock options only).  Subject to certain conditions, upon a termination of employment due to the death of an employee, all unvested options then held become fully exercisable and remain so for the remainder of their terms.  Subject to certain conditions, upon the termination of employment due to the retirement or disability of an employee, all unvested options then held will continue to vest and will remain exercisable for the remainder of their terms.  Upon a termination of employment for any reason, restricted stock granted to an employee as to which vesting conditions have not been satisfied or waived are forfeited.  The non-employee directors are eligible for automatic grants of stock awards and stock options as further described in the narrative following the Director Compensation Table on Page 29 of this Proxy Statement under the heading “Director Compensation”.

Prior to the adoption of the Equity Plan, the Company granted options under its 1997 Employee Stock Option Plan and its 2000 Stock Option Plan (together, Prior Option Plans). Following adoption of the Equity Plan, the Company ceased to award options under the Prior Option Plans.  However, all outstanding options awarded under the Prior Option Plans continue to be governed by the terms of such Prior Option Plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth information regarding the unexercised options held by each of the Named Executive Officers as of March 31, 2012.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard D. Kurtz	90,000	-	0.93	5/19/2013
	28,000	-	2.25	6/10/2014
	21,000	-	2.32	6/03/2015
	100,000	-	1.50	6/10/2018
	98,684	-	1.51	6/27/2021
Robin F. Risser	100,000	-	2.11	5/02/2015
	50,000	-	1.50	6/10/2018
	55,263	-	1.51	6/27/2021
Jeff Anderson	-	160,000 (1)	0.95	8/28/2021	100,000 (2)	$(28,000)
Steven Williamson	100,000	-	2.11	5/02/2015
	50,000	-	1.50	6/10/2018
	47,368	-	1.51	6/27/2021
 __________________________

(1)	The stock option was granted on August 29, 2011 and becomes exercisable in four (4) equal installments of 40,000 shares on August 29, 2012, August 29, 2013, August 29, 2014 and August 29, 2015.

(2)
The stock award was granted on August 29, 2011 and is subject to a risk of forfeiture which lapses in four (4) equal installments of 25,000 shares on August 29, 2012, August 29, 2013, August 29, 2014 and August 29, 2015.

OPTION EXERCISES AND STOCK VESTED

No restricted stock vested with respect to any of the Named Executive Officers during the fiscal year ended March 31, 2012.  The following table sets forth information regarding options exercised by the Named Executive Officers during the fiscal year ended March 31, 2012.

OPTION AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Richard D. Kurtz	150,000	$12,000
Robin F. Risser	-	-
Jeff Anderson	-	-
Steven Williamson	-	-
 __________________________
(1)	The value realized on exercise is calculated as the difference between the fair market value of the shares underlying the options and the exercise price of the options.

EMPLOYMENT AGREEMENTS, POST-TERMINATION BENEFITS AND CHANGE IN CONTROL ARRANGEMENTS.

Employment Agreements. The Company has historically entered into employment agreements with its Named Executive Officers.  As noted above under the heading “Cash Compensation” beginning on Page 17 of this Proxy Statement and “Employment Agreements, Post-Termination Benefits and Change in Control Arrangements” beginning on Page 19 of this Proxy Statement, the Company entered into an employment agreement with Mr. Anderson on August 19, 2011 (the Anderson Employment Agreement).  On that same day, the Company amended and restated its existing employment agreements with Messers. Kurtz, Risser and Williamson to (x) update each Named Executive Officer’s respective employment agreement to reflect amendments to Section 409A of the Internal Revenue Code of 1986, as amended, that occurred after their current employment agreements were executed on November 30, 2009; (y) add language clarifying such Named Executive Officer’s entitlement to cash bonus compensation in the event the Bonus Plan was not utilized; and (z), in the case of Mr. Risser, to also reflect changes to both his compensation and scope of duties in connection with his appointment as COO (the Incumbent Officer Agreements and, together with the Anderson Employment Agreement, the Employment Agreements).

Aside from provisions contained in the Anderson Employment Agreement providing for a shorter severance period, a $50,000 relocation allowance and an initial grant of equity, the Employment Agreements are substantially the same and provide, among other things, that the Named Executive Officers (x) will be eligible to receive incentive compensation if the performance based goals established under the Bonus Plan are met in years when the Bonus Plan is in effect or, for years when the Bonus Plan is not in effect, as determined by the Board; (y) will receive severance payments under certain circumstances; and (z) will be subject to standard limitations on competition or interference with the Company following termination.  In particular, if an Named Executive Officer’s employment is terminated by the Named Executive Officer for Good Reason or by the Company Without Cause or due to the Named Executive Officer’s Disability (each term as defined in the Employment Agreements), each Employment Agreement provides that, subject to the Named Executive Officer’s execution and delivery of a general release, the Company will, among other things, (i) continue to pay to the Named Executive Officer for a period of two years (one year in the case of the Anderson Employment Agreement) commencing upon such termination (the Pay-Out Period) his base salary in effect at the time of termination; (ii) pay the Named Executive Officer any accrued but unpaid bonus earned by him under the Bonus Plan with respect to the fiscal year preceding the year of termination plus, in years when the Bonus Plan is in effect, a prorated portion (based on a fraction, the numerator of which is the number of days in the fiscal year preceding the date of termination and the denominator of which is 365) of any bonus that would have been earned by him under the Bonus Plan for the fiscal year of termination assuming that such Named Executive Officer’s employment had continued for the full fiscal year; and (iii) use its reasonable best efforts to ensure that the Named Executive Officer continues to participate in the Company’s group medical and dental health insurance plans during the Pay-Out Period and, in any event, pay to the Named Executive Officer an amount equal to the monthly costs for such coverage. Each Employment Agreement further provides that upon termination the Named Executive Officer will be subject to standard limitations on competition or interference with the Company for the longer of any Pay-Out Period or one year.

In addition to the above, the Company’s Employment Agreements with its CEO and COO obligate the Board to endeavor to maintain each of the CEO and COO as a director during the term of their respective Employment Agreement.

Potential Payments Upon Termination

The following table sets forth the compensation that would have been received by each of the Named Executive Officers had his employment been terminated by the Company without Cause or by the Named Executive Officer with Good Reason as of March 31, 2012.

Name	Salary Continuation ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Medical Benefit Continuation ($) (3)	Total
Richard D. Kurtz	$590,000	-	$35,120	$625,120
Robin F. Risser	$520,000	-	$35,772	$555,772
Steven Williamson	$420,000	-	$46,825	$466,825
Jeff Anderson	$400,000	-	$23,412	$423,412
 __________________________

(1)	Equals two times the 2012 base salary, payable over two years, for Messers. Kurtz, Risser and Williamson, and one time the 2012 base salary, payable over one year, for Mr. Anderson.

(2)
For years in which the Bonus Plan is in effect, each Named Executive Officer is entitled to receive a prorated portion (based on a fraction, the numerator of which is the number of days in the fiscal year preceding the date of termination and the denominator of which is 365) of any bonus that would have been earned by him under the Bonus Plan for the fiscal year of termination assuming that such Named Executive Officer’s employment had continued for the full fiscal year.  Given the Company’s revenue and adjusted EBITDA performance for the fiscal 2012 year, there were no management bonuses earned.

(3)
Equals 24 times the monthly premium under the Company’s group medical and dental plans for Messers. Kurtz, Risser and Williamson and 12 times the monthly premium under the Company’s group medical and dental plans for Mr. Anderson.

Change in Control.  The Employment Agreements do not provide benefits to any Named Executive Officer in the event of a change in control of the Company.  Under the Equity Plan, the Board may, in its sole discretion, accelerate vesting of stock options and stock awards in connection with a change in control.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended March 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards $(2)	Option Awards ($)(2)	Total ($)
Lance Brewer	$44,150	$25,000	-	$69,150
M. Scott Farese	$46,650	$25,000	-	$71,650
Donald Pastor	$47,900	$25,000	-	$72,900
Steve P. Soltwedel	$50,400	$25,000	-	$75,400
 __________________________
(1)
Represents the aggregate grant date fair value related to stock awards and stock option awards granted in the 2012 fiscal year computed in accordance with FASB ASC Topic 718.  Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the directors.  For a discussion of valuations assumptions used in calculating the amounts reported, see Note 8 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended March 31, 2012.

Director Fees

During the 2012 fiscal year, each non-employee director was paid an annual retainer of $40,650 and was also entitled to a fee of $1,000 for each Board meeting attended. In addition each non-employee Committee member was also entitled to a payment of $1,000 for each Committee meeting attended, the Chairman of the Compensation Committee was entitled to a payment of $250 per quarter and the Chairman of the Audit Committee was entitled to a payment of $625 per quarter. In addition, the Company reimburses any out-of-town non-employee directors for expenses associated with travel to any Board or committee meeting.

Automatic Equity Grants

The Company’s non-employee directors participate in the Equity Plan. Under the Equity Plan, upon a non-employee director’s initial appointment to the Board, such director receives an automatic initial stock grant covering that number of shares of Common Stock having a fair market value on the date of grant of $25,000 (pro-rated for the period from the date of appointment to the following September 1), which fully vests on the six month anniversary of the grant date. On September 1 of each year from September 1, 2008 through September 1, 2011, each then serving non-employee director received an automatic annual stock grant covering that number of shares of Common Stock having a fair market value of $25,000 on the date of grant, which fully vested on the six month anniversary of the grant date.  As a result of several amendments to the Equity Plan that were recently adopted by the Board, commencing September 1, 2012 and annually thereafter on September 1 of each year, each then serving non-employee director shall receive an automatic grant of options having a value of $25,000 on the grant date (calculated in accordance with the Black-Scholes option pricing model utilizing the same assumptions that the Company utilizes in preparation of its financial statements), which fully vests on the six month anniversary of the grant date.  Notwithstanding the preceding, any non-employee director who received an initial option grant under any prior option plans of the Company that is not fully-vested on the date such director would otherwise receive an automatic stock grant or option grant, as applicable, will not be entitled to receive such stock grant or option grant, as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s written Code of Business Conduct and Ethics provides that all conflicts of interest, including transactions with executive officers, directors or their family members, are prohibited unless approved by the Board or a Committee of the Board.  In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and are required to notify the Company of any changes in that information.  These reports are reviewed by the Company and, as appropriate, the Company’s outside counsel.  If any director, executive officer or other employee of the Company becomes aware of a conflict of interest or potential conflict of interest, such person is required to bring it to the attention of a supervisor, manager, an officer of the Company, the Audit Committee or other appropriate personnel, as appropriate.

In connection with the 2005 acquisition of Picometrix, the Company issued two four-year promissory notes in the aggregate principal amount of $2.9 million to Messers. Risser (the Risser Note) and Williamson (the Williamson Note, and together with the Risser Note, the Notes), which were each subsequently amended to, among other things, extend their respective term.  On February 1, 2012, following the execution of the Company’s new credit agreement with Silicon Valley Bank, the Company repaid all indebtedness outstanding under the Notes (the Note Repayment).  The highest amount owing, under the Risser Note during the 2012 fiscal year, was 391,833 which was the amount owing as of April 1, 2011.  The highest amount owing, under the Williamson Note during the 2012 fiscal year, was $783,667 which was the amount owing as of April 1, 2011.  As of June 30, 2012, no amounts were outstanding under either the Risser Note or the Williamson Note.  With respect to the fiscal year ended March 31, 2012, the Company paid $391,833 in principal and $18,898.69in interest under the Risser Note and $783,667 in principal and $37,797.44 in interest under the Williamson Note.

In accordance with the Company’s written Code of Business Conduct and Ethics and governance practices, the Note Repayment transaction was reviewed and approved by the Board and the Audit Committee.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP, independent auditors, audited the Company’s financial statements for the 2012 fiscal year.   BDO USA, LLP has been engaged by the Company as its independent auditor since July 19, 2007.  Representatives of BDO USA, LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.  The Board and management recommend that the stockholders ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the aggregate fees billed to the Company for professional services rendered by BDO USA, LLP for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and review of its financial statements included in the Company’s quarterly reports on Form 10-Q for the 2012 and 2011 fiscal years, and fees billed for other services rendered by BDO USA, LLP for such fiscal years.

	2012	2011
Audit Fees	$175,950	$180,800
Audit Related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-
Total	$175,950	$180,800

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent auditor is permitted to perform for the Company under applicable federal securities regulations. While it is the general policy of the Audit Committee to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report (1)

For the fiscal year ended March 31, 2012, the Audit Committee (the “Committee”) consisted of M. Scott Farese, Stephen P. Soltwedel and Donald Pastor.  The Board of Directors (the “Board”) has affirmatively determined that Messrs. Farese, Soltwedel and Pastor are independent as determined under Rule 10A-3 of the Securities Exchange Act of 1934, as amended and the NYSE Amex listing standards.  The Committee operates under a written charter adopted by the Board.

The Committee recommends to the Board, subject to stockholder ratification, the selection of our independent registered public accounting firm.  Management is responsible for our internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Committee monitors and oversees these processes.

As required by its written charter, which sets forth its responsibilities and duties, the Committee reviewed and discussed our audited financial statements as of and for the year ended March 31, 2012 with management, the internal auditor and BDO USA, LLP (“BDO”), our independent registered public accounting firm.  Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management, the internal auditor and BDO.  The Committee discussed with BDO the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees.  BDO also provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO's communications with the audit committee concerning independence, and the Committee discussed with BDO its independence from the Company and management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10 K for the fiscal year ended March 31, 2012 for filing with the Securities and Exchange Commission.

The Audit Committee
Donald Pastor (Chairman)
M. Scott Farese
Stephen P. Soltwedel

(1)           Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the Audit Committee
Report shall not be incorporated by reference in any such filings.

MISCELLANEOUS

Proposals of Stockholders; Stockholder Business

If you wish to submit a proposal for consideration at our 2013 Annual Meeting of Stockholders, you should submit the proposal in writing to Advanced Photonix, Inc. Attention: Corporate Secretary, 2925 Boardwalk, Ann Arbor, Michigan 48104.  To be included in next year’s proxy materials, proposals must be received by us on or before March 15, 2013, and must, in all other respects, comply with Rule 14a-8 under the Exchange Act.  If you intend to present a proposal at our 2013 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials, you are required to provide notice of such proposal to us in accordance with our By-Laws no later than the close of business on June 25, 2013 and no earlier than the close of business on May 26, 2013. We may vote in our discretion as to any such proposal all of the shares for which we have received proxies for the 2013 Annual Meeting of Stockholders in accordance with and subject to applicable rules under the Exchange Act.

Annual Report

The Company’s 2012 Annual Report is being made available contemporaneously with this Proxy Statement and form of proxy to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Form 10-K

AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MARCH 31, 2012.  PLEASE MAIL YOUR REQUEST TO THE SECRETARY, ADVANCED PHOTONIX, INC., 2925 BOARDWALK, ANN ARBOR, MICHIGAN 48104.  YOU MAY ALSO ACCESS OUR FORM 10-K UNDER THE “INVESTORS” LINK ON OUR WEBSITE AT WWW.ADVANCEDPHOTONIX.COM.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 24, 2012

A copy of this Proxy Statement, the enclosed proxy card and the Company’s Annual Report for the fiscal year ended March 31, 2012, together with directions to the Annual Meeting, can be found at the website address: http://www.cstproxy.com/advancedphotonix/2012

Your vote is important.  We urge you to vote without delay.

By Order of the Board of Directors,

ROBIN F. RISSER,
Secretary
Dated:  July 13, 2012

API
Advanced Photonix, Inc.

VOTE BY INTERNET
QUICK ★★★ EASY ★★★ IMMEDIATE

As an Advanced Photonix, Inc. stockholder, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Daylight Saving Time, on August 23, 2012.

Vote Your Proxy on the Internet:		*Vote Your Proxy by Mail:*
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	**OR**	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

Please mark your votes like this **X**

1. ELECTION OF DIRECTORS

		FOR all Nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
1. Richard D. Kurtz	4. Donald Pastor	☐	☐
2. Robin F. Risser	5. M. Scott Farese		
3. Stephen P. Soltwedel	6. Lance Brewer		

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ Signature____________________ Date__________, 2012.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation of partnership, please sign in full corporate or partnership name, by authorized officer.